Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

Boston, Massachusetts, March 10, 2006. Harbor Global Company Ltd. (“Harbor Global” or the “Company”) (OTC BB:HRBGF) today announced its consolidated financial results for the three months and fiscal year ended December 31, 2005:

2005 Fiscal Year End Results

The Company reported a net loss of $1.5 million ($0.26 per share) for the fiscal year ended December 31, 2005 compared to a net loss of $4.0 million ($0.71 per share) for the fiscal year ended December 31, 2004. The $2.5 million decrease in net losses was attributable primarily to a $2.0 million increase in realized portfolio gains during 2005, a non-recurring $1.1 million federal income tax liability recorded in 2004 associated with the conversion of Pioglobal First Russia, Inc. into a Delaware limited liability company, and lower dividend withholding taxes of $0.9 million in 2005 attributable to a reduction in dividends issued by the PIOGLOBAL Real Estate Investment Fund; offset partially by, a $0.6 million increase in foreign translation losses, a $0.5 million reduction in dividend income and a $0.4 million reduction in interest income.

Fourth Quarter 2005 Results

During the fourth quarter of 2005, the Company reported a net loss of $0.6 million ($0.10 per share) compared with net income of $0.6 million ($0.11 per share) in 2004. The $1.2 million decrease in income was attributable principally to lower foreign exchange gains of $0.6 million, lower gains on Russian corporate bonds of $0.3 million and lower dividend income of $0.2 million.

The following table details revenues and net income (loss) for the three and twelve months ended December 31, 2005 and 2004, respectively.

This press release, as well as certain future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from management’s expectations as stated in such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: economic, political and regulatory stability in Russia, increased competition in the Russian commercial real estate market, increased competition in the Russian investment management market, the loss of one or more key officers and managers as well as the risks set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Harbor Global Company Ltd.

Consolidated Statements of Operations

(Dollars in Thousands Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Real estate rental revenue	$2,439	$2,025	$8,789	$7,886
Management Fee Income	617	628	2,287	2,076
Other revenue	390	881	1,591	2,357

Total revenues	3,446	3,534	12,667	12,319

Costs and expenses:
Other operating	(5,139)	(3,602)	(18,530)	(17,366)

Total costs and expenses	(5,139)	(3,602)	(18,530)	(17,366)

Other income (expense):
Unrealized and realized gains on venture capital and marketable securities investments, net	722	904	6,410	2,045
Interest Income	486	487	1,809	2,029

Total other income	1,208	1,391	8,219	4,074

(Loss) Income from operations before provisions for income taxes, minority interest and equity gain (loss) on investment	(485)	1,323	2,356	(973)
Provision for income taxes	(198)	(184)	(2,153)	(1,922)

(Loss) Income from operations before minority interest and equity gain (loss) on investment	(683)	1,139	203	(2,895)

Minority interest income (expense)	38	(588)	(1,687)	(1,269)
Equity gain on venture capital investments	57	65	32	156

Net income (loss)	$(588)	$616	$(1,452)	$(4,008)

Basic and diluted earnings (loss) per share	$(0.10)	$0.11	$(0.26)	$(0.71)

Weighted average basic and diluted shares outstanding	5,671,681	5,665,681	5,668,412	5,662,412